                                               FROM:    KENNAMETAL INC.
[KENNAMETAL LOGO]                                       P.O. Box 231
                                                        Latrobe, PA
                                                        15650

                                                        Investor Relations
                                                        724-539-6141
                                                        Contact: Beth A. Riley

                                                        Media Relations
                                                        724-539-4662
                                                        Contact: Riz Chand

                                                DATE:   March 27, 2003

                                         FOR RELEASE:   Immediate


                    KENNAMETAL LOWERS NEAR-TERM EXPECTATIONS
                    ----------------------------------------
               Sales Deteriorated Sharply Toward the End of March

LATROBE, Pa., March 27, 2003 - In response to significant weakening in global industrial demand, Kennametal Inc. (NYSE: KMT) today revised the sales and earnings outlook for the company's fiscal 2003 third and fourth quarters. Third quarter sales are now expected to grow 15 to 17 percent, with diluted earnings per share between $0.33 and $0.35, excluding special charges. The earnings assumption includes $0.08 of dilution from the recent acquisition of Widia. For the year ending in June 2003, sales are anticipated to grow 9 to 11 percent, and diluted earnings per share are forecasted to range from $1.30 to $1.40, excluding special charges. The earnings assumption includes $0.15 of dilution from the recent acquisition of Widia. The Widia dilution impact is in-line with the original acquisition assumptions. Despite the reduction in earnings expectations, the company still anticipates at least $100 million in free operating cash flow for the year.

The company noted that the change in outlook reflects a sharp decline in both North American and European sales beginning in the middle of March, which followed softening in global economies through February and early March. The company believes that the revision is prudent based on the combination of the decline in demand and an acute lack of visibility into near-term economic trends.

The revised outlook will be discussed in a live Internet broadcast at 9:00 a.m. tomorrow morning. Access the live or archived discussion by visiting the Investor Relations section of Kennametal's corporate web site at www.kennametal.com.

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as "should," "anticipate," "estimate," "approximate," "expect," "may," "will," "project," "intend," "plan," "believe," and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-


                                    - more -
looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global economic conditions; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; demands on management resources; risks associated with international markets such as currency exchange rates, and social and political environments; competition; labor relations; commodity prices; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers' manufacturing competitiveness. With about 14,500 employees worldwide, the company's annual sales approximate $1.8 billion, with nearly half coming from sales outside the United States. Kennametal is a five-time winner of the GM "Supplier of the Year" award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Furth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company's web site at www.kennametal.com

                                    # # # # #